Exhibit 99.1

July 31, 2010

RESIGNATION LETTER

Dear Chairman Leng:

This letter is to acknowledge my resignation as a director of American Dairy, Inc., effective as of the date hereof.

Best regards,

/s/ Hui-Lan Lee
Hui-Lan Lee